Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.333-172448 and No. 333-222117) of Contango Ore, Inc. of our report dated August 28, 2019, relating to the financial statements of Peak Gold, LLC, appearing in this Annual Report Form 10-K for the year ended June 30, 2019.

/s/Moss Adams LLP

Houston, Texas

August 28, 2019